Exhibit 10.18

CONFIDENTIAL FINAL SETTLEMENT AGREEMENT

This Confidential Final Settlement Agreement and Mutual Release (“Final Settlement Agreement”) is made and entered into on October 9, 2006, by and among American Interbanc Mortgage, LLC (“American Interbanc”) and Bankrate, Inc. (“Bankrate”), and in light of the following facts:

A. American Interbanc brought Case No. 02 CC 04857 in the Superior Court for the State of California, County of Orange, against Bankrate and other defendants (the “Action”). Bankrate has filed answers denying all claims asserted by American Interbanc in the Action and asserting various affirmative defenses.

B. The parties hereto, without either side admitting liability, or admitting the allegations made by the other, have agreed to settle the Action, on the terms set forth in this Final Settlement Agreement.

C. This Final Settlement Agreement restates and supercedes the parties’ settlement discussions and reflects the final terms by which the parties have agreed to settle the Action.

Now therefore, the undersigned parties agree as follows:

1)	Cash Settlement Amount.

Bankrate shall pay American Interbanc cash in the amount of Three Million Dollars ($3,000,000.00) (“Cash Settlement Amount”) within five (5) calendar days following Bankrate’s receipt of the original of this Final Settlement Agreement and the original of the request for dismissal with prejudice and without costs referenced in Paragraph 2(a) below, both of which are executed by American Interbanc and its counsel. Payment shall be made by wire transfer pursuant to the following instructions:

Union Bank of CA aba # 122000496
Credit to American Interbanc Mortgage, LLC account # 0392005815

2)	Dismissal of Action with Prejudice.

(a) Concurrently with American Interbanc’s transmission to Bankrate’s counsel of the original of this Final Settlement Agreement that is executed by American Interbanc and its counsel, American Interbanc will transmit to Bankrate’s counsel a fully executed original request for dismissal of the Action as to Bankrate with prejudice and without costs. American Interbanc agrees that Bankrate may file the request for dismissal with the Court on American Interbanc’s behalf, and Bankrate agrees that it will not file the request for dismissal until after Bankrate has wire transferred the Cash Settlement Amount.

(b) The parties agree that each party is to bear its own attorneys’ fees and costs with respect to and in any way relating to the Action. The parties further agree that each party is to bear its own attorneys’ fees and costs with respect to the dismissal of the Action with prejudice.

(c) The parties agree that, subject to the provisions of this Final Settlement Agreement, each party is responsible for its own tax obligations, if any, arising from the Final Settlement Agreement and payments made pursuant to the Final Settlement Agreement.

(d) Bankrate shall produce at least one witness at trial in the Action without the need for a subpoena, primarily for the purpose of authenticating documents.

3)	Advertising Agreement.

Bankrate shall allow American Interbanc to post rates on the mortgage tables on www.bankrate.com upon American Interbanc’s execution of the attached Exhibit A to Advertising Terms and Conditions.

4)	Good Faith Settlement.

American Interbanc, Bankrate, and their attorneys of record agree that this Final Settlement Agreement is in good faith. American Interbanc, Bankrate, and their attorneys of record further agree that Bankrate, by and through its attorneys of record, shall file with the Court a motion to obtain the Court’s determination that this Final Settlement Agreement is in good faith, and American Interbanc agrees that it shall join in such motion or file such papers, as directed by Bankrate, to obtain the Court’s determination that this Final Settlement Agreement is in good faith. American Interbanc and Bankrate agree that the consideration provided by Bankrate to American Interbanc under this Final Settlement Agreement shall be allocated equally amongst the false advertising and antitrust causes of action brought against Bankrate. This foregoing statement and allocation are made solely for purposes of the motion to obtain the Court’s determination that this Final Settlement Agreement is in good faith and are subject to Paragraph 7 of this Final Settlement Agreement.

5)	Release of Bankrate by American Interbanc.

Except for the obligations contained in this Final Settlement Agreement and Exhibit A to Advertising Terms and Conditions, American Interbanc, on behalf of itself, its subsidiaries, affiliates (including any corporation, partnership, limited liability company, fictitious business entity, dba or other business entity), divisions, departments, officers, directors, partners, shareholders, members, investors, owners, agents, attorneys, representatives, employees, assignors, servants, predecessors, successors and assigns (collectively “the American Interbanc Releasors”), in consideration of the promises and undertakings herein expressed, and for other valuable consideration, the sufficiency of which is hereby acknowledged and confessed, hereby release, extinguish, acquit and forever discharge Bankrate and its subsidiaries, affiliates (including any corporation, partnership, limited liability company, fictitious business entity, dba or any other business entity), divisions, departments, officers, directors, partners, shareholders, members, investors, owners, agents, attorneys, representatives, employees, assignors, servants, predecessors, successors, and assigns (collectively “the Bankrate Releasees”) from any and all present and future payment obligations, adjustments, executions, offsets, actions, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, expenses (including but not limited to court costs and attorney’s fees), judgments, demands, claims, liabilities and/or losses whatsoever, whether known or unknown, claimed, suspected or unsuspected, fixed or contingent against the Bankrate Releasees which the American Interbanc Releasors ever had, now have, or may in the future have against the Bankrate Releasees with respect to, arising out of or related to the Action and/or the facts and circumstances surrounding the Action, whether known or unknown. The American Interbanc Releasors acknowledge and understand that they are waiving claims, both known and unknown, and that there may be facts that affect their claims that are unknown to them or that are different from what they now understand. It is expressly understood and agreed by the American Interbanc Releasors that they waive with respect to the claims released herein all benefits and rights, which the American Interbanc Releasors may now have or in the future may have under and by virtue of the terms of Section 1542 of the Civil Code of the State of California, which section reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

6)	Release of American Interbanc by Bankrate.

Except for the obligations contained in this Final Settlement Agreement and Exhibit A to Advertising Terms and Conditions, Bankrate, on behalf of itself, its subsidiaries, affiliates (including any corporation, partnership, limited liability company, fictitious business entity, dba or other business entity), divisions, departments, officers, directors, partners, shareholders, members, investors, owners, agents, attorneys, representatives, employees, assignors, servants, predecessors, successors and assigns (collectively “the Bankrate Releasors”), in consideration of the promises and undertakings herein expressed, and for other valuable consideration, the sufficiency of which is hereby acknowledged and confessed, hereby release, extinguish, acquit and forever discharge American Interbanc and each of its subsidiaries, affiliates (including any corporation, partnership, limited liability company, fictitious business entity, dba or other business entity), divisions, departments, officers, directors, partners, shareholders, members, investors, owners, agents, attorneys, representatives, employees, assignors, servants, predecessors, successors and assigns (collectively “the American Interbanc Releasees”) from any and all present and future payment obligations, adjustments, executions, offsets, actions, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, expenses (including but not limited to court costs and attorney’s fees), judgments, demands, claims, liabilities and/or losses whatsoever, whether known or unknown, claimed, suspected or unsuspected, fixed or contingent against the American Interbanc Releasees which the Bankrate Releasors ever had, now have, or may in the future have against the American Interbanc Releasees with respect to, arising out of or related to the Action and/or the facts and circumstances surrounding the Action, whether known or unknown. The Bankrate Releasors acknowledge and understand that they are waiving claims, both known and unknown, and that there may be facts that affect their claims that are unknown to them or that are different from what they now understand. It is expressly understood and agreed by the Bankrate Releasors that they waive with respect to the claims released herein all benefits and rights, which the Bankrate Releasors may now have or in the future may have under and by virtue of the terms of Section 1542 of the Civil Code of the State of California, which section reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

7)	No Admission.

Nothing herein is intended or may be deemed as an admission by any party as to the merit or lack of merit of the Action, including any claim or defense asserted therein. This Final Settlement Agreement, and any statement, transaction or proceeding in connection with the negotiation of this Final Settlement Agreement shall not be deemed as or construed to be an admission by any party of any act, matter, proposition of merit or lack of merit of any claim or defense, and shall not be mentioned, referred to, offered into evidence or used in any manner or for any purpose, except in a proceeding to enforce the terms hereof under Paragraph 9 hereto.

8)	Confidentiality.

(a) American Interbanc, Bankrate, and their attorneys of record agree that this Final Settlement Agreement shall remain confidential as between them, and they agree that this Final Settlement Agreement and its terms shall not be disclosed to any other person. Without limiting the generality of any of the foregoing of this Paragraph 8(a), the parties will not issue any press release, make any comment to the press, respond to or in any way participate in or contribute to any public discussion, notice or other publicity concerning, or in any way relating to, the Action, this Final Settlement Agreement, or the events (including any negotiations) that led to the execution of this Final Settlement Agreement.

(b) Notwithstanding Paragraph 8(a), Bankrate may make statements concerning the Action, or disclose this Final Settlement Agreement or its terms, as Bankrate is required to do, in its discretion, in order to comply with any and all of its disclosure obligations as a public company.

(c) Notwithstanding Paragraph 8(a), Bankrate and American Interbanc may disclose this Final Settlement Agreement or its terms in a Court filing, or at oral argument, to the extent such disclosure is required to support the motion to obtain the Court’s determination that this Final Settlement Agreement is in good faith, as provided in Paragraph 3 above. Upon receipt of a fully executed copy of this Final Settlement Agreement from American Interbanc and its counsel, Bankrate agrees to file a notice of settlement with the Court, advising all parties of solely the fact of this settlement. American Interbanc and Bankrate further agree that either party may notify any other party to the Action of the fact of the settlement without disclosing its terms.

(d) Notwithstanding Paragraph 8(a), a party may disclose the terms of this Final Settlement Agreement to attorneys, professional accountants and tax advisers, but only such portion as essential for the provision of such legal, professional accounting or tax services and only if either (i) before such disclosure is made, the person or entity that will be receiving the disclosure is informed in writing of and agrees in writing to be bound by this confidentiality provision, or (ii) the person or entity that will be receiving the disclosure is under a preexisting obligation of confidentiality comprehensive enough to encompass the confidentiality obligations of Paragraph 8 of this Final Settlement Agreement and is informed of the terms of this Final Settlement Agreement in a fashion that would bring such person or entity under such preexisting obligation of confidentiality.

(e) Nothing in Paragraph 8 shall be construed to preclude any party or its counsel from complying with a lawful court order requiring disclosure of this Final Settlement Agreement or any of its terms and conditions, provided that a party to this Final Settlement Agreement who has been served with a court order, subpoena, discovery request, or other legal process demanding or otherwise requesting disclosure of this Final Settlement Agreement or any of its terms and conditions, (i) provide immediate written notice to the other party to this Final Settlement Agreement and its counsel of the subpoena, discovery request, or other legal process, (ii) assert all defenses to disclosure and oppose such disclosure to the full extent permitted by law, and (iii) cooperate fully with and support through all reasonable means the efforts of the other party to oppose any such disclosure.

(f) In furtherance of Paragraph 8(e) above, either party may disclose the existence of this Final Settlement Agreement, without disclosing its terms, and the nature of this confidentiality provision in this Paragraph 8 for the purpose of asserting the confidential nature of the parties’ agreement and protecting the confidentiality of the agreed-upon terms.

9)	Enforcement of Final Settlement Agreement.

Any dispute concerning the interpretation or enforcement of this Final Settlement Agreement, including any action by a party to recover damages or other relief for a violation of this Final Settlement Agreement, shall be submitted for binding arbitration in Orange County, California before a mutually agreeable arbitrator, or, in the absence of such agreement, an arbitrator selected under JAMS procedures. The JAMS Comprehensive Arbitration Rules shall apply in the arbitration. The Arbitrator shall award the prevailing party in any arbitration pursuant to this Paragraph its reasonable attorneys’ fees and costs.

10)	Reaffirmation of Obligations Under the Stipulated Protective Order.

The parties hereby acknowledge and reaffirm their obligations under the Court’s May 29, 2003 Stipulated Protective Order Re Discovery, and in particular, the provisions of Paragraph 15 of that Order, which provides (as modified in redline below):

Within sixty (60) calendar days of the final termination of the entire action as to all parties, all Confidential Material, all Confidential Material Restricted to Outside Counsel Only and all copies thereof shall be returned to the producing party or third party or shall be destroyed. If material is destroyed, a Certification of Destruction signed by counsel shall be provided to the producing party or third party within ten (10) calendar days of the destruction of the material. Notwithstanding the foregoing, one designated outside litigation counsel of record for each party may maintain in its files one copy of each affidavit, affirmation, certification, declaration, brief, record on appeal, notice of motion, deposition transcript exhibit to a deposition or affidavit, exhibit at a hearing or trial, pleading, discovery request, stipulation, correspondence between counsel for the parties to this action, written response to a discovery request, document filed with the Court, and court transcript in this action, consisting of or containing Confidential Material or Confidential Material Restricted to Outside Counsel Only.

11)	Agreement to be Governed by California Law.

This Final Settlement Agreement shall be governed by and construed in accordance with the internal laws of the State of California applicable to contracts entered into and wholly performed within said state.

12)	No Further Obligations.

Except for the obligations created by this Final Settlement Agreement and Exhibit A to Advertising Terms and Conditions, American Interbanc and Bankrate have no further obligations to each other.

13)	Severability.

American Interbanc and Bankrate agree that if any provision of this Final Settlement Agreement or application thereof is held to be invalid or if any party hereto is found to be in breach of any provision of this Final Settlement Agreement, the invalidity and/or breach shall not affect other provisions or applications of this Final Settlement Agreement which shall be enforceable and given effect. To this end, the provisions of this Final Settlement Agreement are severable.

14)	Consultation with Counsel.

American Interbanc and Bankrate acknowledge and represent that they have consulted with legal counsel before effecting this settlement and executing this Final Settlement Agreement and that they understand its meaning, including the effect of Section 1542 of the California Civil Code, and expressly agree that this Final Settlement Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to the release of unknown and unsuspected claims, demands, and causes of action.

15)	Counterparts.

The Final Settlement Agreement may be executed in one or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument. Signature pages transmitted by telecopier or in the form of a PDF shall be deemed to be original signature pages.

16)	Contractual Authority.

Each party represents and warrants that the individual signing this Final Settlement Agreement on its behalf is fully authorized to sign on behalf of and bind such entity, and that such entity has the power and authority to enter into this Final Settlement Agreement, and also represents and warrants that such entity has not assigned, encumbered, or transferred, or purported to assign, encumber, or transfer, to any person or other entity, voluntarily or involuntarily, any claims, demands, debts, accounts, liabilities, contractual rights or other rights, of any nature whatsoever, released herein. Each party shall indemnify and hold harmless each other party from and against and with respect to any claims, actions, demands, suits, costs, and causes of action, including for attorney’s fees and costs, due to, based upon, or arising as a result of any breach of any representation or warranty in this Paragraph.

17)	Entire Agreement.

This Final Settlement Agreement and Exhibit A to Advertising Terms and Conditions constitutes the entire agreement between the parties, is binding on all parties who have signed it and is enforceable. No parol evidence of any promise or inducement not set forth herein shall be admissible in any proceeding relating to this Final Settlement Agreement. All parties affirm that this Final Settlement Agreement is admissible in the arbitration proceedings provided for in Paragraph 9 above, California Evidence Code § 1123, although the confidentiality terms of Paragraph 8 shall still apply, except as to the arbitrator.

18)	This Final Settlement Agreement Is Controlling.

The parties agree that the terms of this Final Settlement Agreement shall be controlling in the event of any conflict between the provisions of this Final Settlement Agreement and Bankrate’s Standard Terms and Conditions and Insertion Orders, as amended from time to time by Bankrate.

19)	Modification and Amendment.

No modification or amendment of any of the terms or provisions of this Final Settlement Agreement shall be binding upon any party to this Final Settlement Agreement unless made in writing and signed by such party or by a duly authorized representative or agent of such party.

Dated: 10/10/06	BANKRATE, INC.

	By:	/s/ Thomas R. Evans
Name: Thomas R. Evans Title: Chief Executive Officer and President of Bankrate, Inc.

Dated: 10/9/06	AMERICAN INTERBANC MORTGAGE, LLC

	By:	/s/ John Michael Dannelly
Name: John Michael Dannelley Title: President of American Interbanc Mortgage, Inc., Managing Member of American Interbanc Mortgage LLC

APPROVED AS TO FORM:

GIBSON, DUNN & CRUTCHER LLP

By: /s/ William D. Claster
William D. Claster, Esq. Attorneys for American Interbanc Mortgage, LLC

LAW OFFICES OF MARY A. DANNELLEY

By: /s/ Mary A. Dannelley
Mary A. Dannelley, Esq. Attorneys for American Interbanc Mortgage, LLC

O’MELVENY & MYERS, LLP

By: /s/ Alejandro N. Mayorkas
Alejandro N. Mayorkas, Esq. Attorneys for Bankrate, Inc.